Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Registration Statement of Checkpoint Therapeutics, Inc. on Form S-1 to be filed on or about March 21, 2017 of our report dated July 11, 2016, on our audit of the financial statement as of December 31, 2015 and the related statements of operations, stockholders’ equity, and cash flows for the year ended December 31, 2015 and for the period from November 10, 2014 (inception) to December 31, 2014. We also consent to the reference to our firm under the caption “Experts” in the Registration Statement on Form S-1.

/s/ EISNERAMPER LLP

New York, NY

March 21, 2017